SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K


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                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 19, 1996
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                        INTEGRATED HEALTH SERVICES, INC.
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               (Exact Name of Registrant as Specified in Charter)


           Delaware                    1-12306                23-2428312
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(State or other jurisdiction        (Commission          (IRS Employer
        Of corporation)             File Number)         Identification No.)



10065 Red Run Boulevard, Owings Mills, Maryland               21117
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(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (410) 998-8400
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                                 Not Applicable
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          (Former name or former address, if changed since last report)


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Item 5.  Other Events

         On October 19, 1996, Integrated Health Services, Inc. ("IHS"), IHS Acquisition XIX, Inc., a wholly-owned subsidiary of IHS ("Merger Sub"), and Coram Healthcare Corporation ("Coram") entered into a definitive agreement and plan of merger (the "Agreement") providing for the merger of Merger Sub into Coram, with Coram becoming a wholly-owned subsidiary of IHS. Coram is a leading provider of alternative site (outside the hospital) infusion therapy and related services in the United States, operating 132 branches located in 43 states. Infusion therapy involves the intravenous administration of anti-infective, biotherapy, chemotherapy, pain management, nutrition and other therapies. Other services offered by Coram include the provision of lithotripsy and other non-intravenous products and services.

         Under the terms of the Agreement, which was approved by the Board of Directors of both IHS and Coram, holders of Coram common stock ("Coram Common Stock") will receive for each share of Coram Common Stock 0.2111 of a share of IHS Common Stock, having a market value of $5.44 based on the closing price of the IHS Common Stock on the last business day prior to the signing of the Agreement. Options and warrants to purchase Coram Common Stock will be converted at the closing into options and warrants, respectively, to purchase IHS Common Stock. At September 30, 1996 Coram had outstanding 42,266,867 shares of Coram Common Stock, options to purchase 6,806,531 shares of Coram Common Stock ("Coram Options") and warrants to purchase 7,210,118 shares of Coram Common Stock ("Coram Warrants"), including warrants to purchase 1,653,064 shares of Coram Common Stock owned by Coram Funding, Inc. ("CFI") which will be purchased by IHS at the effective time of the merger as described below. In addition, Coram has agreed to issue 5,000,000 shares of Coram Common Stock in settlement of a pending class action lawsuit. IHS will issue approximately 9,978,000 shares of IHS Common Stock under the Agreement, and will reserve for issuance approximately 2,610,000 shares of IHS Common Stock issuable upon exercise of Coram Options and Coram Warrants (after giving effect to the transaction with CFI discussed below). At September 30, 1996, IHS had outstanding 23,117,934 shares of IHS Common Stock and had reserved for issuance approximately 10,500,000 shares under stock option and stock purchase plans and warrants and 7,989,275 shares upon conversion of outstanding convertible debentures.

         The merger is intended to qualify as a tax free reorganization, as permitted by the Internal Revenue Code, and a "pooling of interests" for accounting and financial reporting purposes. Completion of the transaction, which is expected to occur in the first quarter of 1997, is subject to, among other things, approval by each company's stockholders, receipt of required regulatory approvals, consent of senior bank lenders and other customary conditions.

         In addition, IHS has agreed to purchase at the effective time of the merger from CFI, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, the Coram bridge notes and warrants to purchase Coram Common Stock (collectively, the "CFI


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Securities")  purchased  by CFI in April 1995.  The  purchase  price for the CFI
Securities will be cash in an amount equal to $172.3 million (plus accrued interest thereon from January 1, 1997 at the rate of 11% per annum) (the "CFI Securities Cash Purchase Price"). IHS may elect to pay all or a portion of the
CFI  Securities   Cash  Purchase  Price  through  the  issuance  of  11%  Senior
Subordinated Notes due 2007 of IHS (the "11% Notes") in an aggregate principal amount equal to approximately 101.394% of that portion of the CFI Securities Cash Purchase Price to be paid through the issuance of 11% Notes.

         In addition, the litigation between Coram and Caremark International, Inc. ("CII"), a wholly-owned subsidiary of MedPartners, Inc., will be settled at the closing of the transaction, and CII will receive from Coram a 2-year promissory note in the principal amount of $52.7 million plus accrued interest from September 30, 1996 through closing in exchange for the approximately $111 million principal amount of subordinated notes issued by Coram to CII in connection with Coram's acquisition of an alternate site infusion business from CII. IHS will assume a total of approximately $375 million of indebtedness in the merger, including the new debt to be issued to CFI and CII.

         Smith Barney Inc. acted as financial advisor to IHS in the transaction.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits.

         2 Agreement and Plan of Merger entered into as of October 19, 1996, among Coram Healthcare Corporation, Integrated Health Services, Inc. and IHS Acquisition XIX, Inc.

         10.1 Agreement, dated as of October 19, 1996, among Integrated Health Services, Inc. and Coram Funding, Inc.

         10.2 Agreement, dated as of October 20, 1996, by and between MedPartners, Inc. and Integrated Health Services, Inc.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           INTEGRATED HEALTH SERVICES, INC.



Date: November 12, 1996                     By: /s/ W. Bradley Bennett
                                                ----------------------
                                            Name: W. Bradley Bennett
                                            Title: Executive Vice President -
                                                  Chief Accounting Officer



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